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Exhibit 4.1

                              CONSULTING AGREEMENT

This Agreement is made as of this April 30, 2003, by and between Anscott Industries, Inc., ("the Company") a corporation duly organized and existing under the laws of Florida, with offices at 26 Haynes Drive, Wayne, New Jersey 07470 and Regal Consulting ("the Consultant") with his address at 710 Oakfield Drive, Suite 202, Brandon, Florida 33511.

WHEREAS, the Company currently provides manufacturer services in the laundry and dry cleaning industry which manufactures chemicals and filter equipment that clean clothes professionally. Prior to April 2003, the Company through its subsidiary engaged in developing, manufacturing and marketing products based on or derived from its ferrofluid technology.

WHEREAS, the Consultant has consulted with the Company concerning management of sales and marketing resources, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities, and shall review and advise the Company regarding its and his overall progress, needs, and condition. (collectively all of such services shall be known as the "Consulting Services"). Services of the Consultant have not directly or indirectly promoted or maintained a market for the Company's securities and are not provided in connection with a capital raising transaction for the Company.

WHEREAS, the Company wishes to retain the services of the Consultant on the following terms and conditions:

         1. The Company hereby retained the services of the Consultant for a period of one year commencing one year prior to the date of the agreement is signed. In exchange for the Consulting Services, the Company shall issue a total of 4,000,000 S-8 shares of the Company's common stock to the principal shareholder of the Consultant.

         2. The Consultant has, employing his best efforts, assisted the Company by the providing the services set forth above.

         3. The Consultant has been an independent contractor and has no right or authority to assume or create any obligations or responsibility, express or implied, on behalf of or in the name of the Company, unless specifically authorized in writing by the Company. No provision of this Agreement shall be construed to preclude consultant from pursuing other projects.

         4. The Consultant (including any person or entity acting for or on behalf of the Consultant) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the negligence or intentional misconduct of the Consultant or any person or entity acting for or on behalf of the Consultant.

         5. This Agreement shall be binding upon the Company and the Consultant and their successors and assigns.


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         6. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held, invalid illegal or unenforceable.

         7. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any other provisions hereof (whether or no similar) shall be binding unless executed in writing by both parties hereto nor shall such waiver constitute a continuing waiver.

         8. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same Agreement.

         9. The Parties agree that should any dispute arise in the administration of this Agreement, that the agreement shall be governed and construed by the Laws of the State of New Jersey.

         10. This Agreement contains the entire agreement between the parties with respect to the consulting services to be provided to the Company by the Consultant and supersedes any and all prior understandings, agreement or correspondence between the parties.

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be signed by duly authorized representatives as of the day and year first above written.

REGAL CONSULTING                                ANSCOTT INDUSTRIES, INC.


BY: /s/  ROBERT ESPOSITO                         By:     /s/ JACK BELLUSCIO
   ------------------------------------------    -----------------------------
        ROBERT ESPOSITO                                  JACK BELLUSCIO
                                                         President

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